Exhibit 3

During the past sixty days, Crescent purchased a total of 75,800 shares of Common Stock on the dates and at the prices set forth below.

Date of purchase	Number of shares purchased	Price per share
1/21/2004	2,000	$30.50
1/21/2004	1,000	$30.45
1/15/2004	2,000	$30.275
1/13/2004	4,000	$30.320
1/12/2004	6,000	$30.483
1/8/2004	1,000	$30.150
1/7/2004	4,000	$30.188
1/6/2004	2,000	$30.500
1/5/2004	3,000	$30.391
12/24/2003	3,000	$30.650
12/23/2003	2,000	$30.500
12/10/2003	5,000	$30.788
12/9/2003	14,200	$30.799
12/8/2003	10,000	$30.783
12/5/2003	100	$30.500
11/26/2003	5,500	$30.199
11/25/2003	11,000	$29.990

JOINT FILING AGREEMENT

Dated as of January 22, 2004

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of Crescent Capital VI, L.L.C. and Jeffery D. Gow on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to shares of Common Stock, par value $.01 per share, of FirstBank NW Corp., and that this Agreement be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 22nd day of January 2004.

Crescent Capital VI, L.L.C.

By	/s/ Jeffery D. Gow
Name: Jeffery D. Gow
Title: Managing Member

/s/ Jeffery D. Gow
Jeffery D. Gow